Exhibit 23.1
                          INDEPENDENT AUDITORS' CONSENT





Board of Directors and Stockholder
Comcast Cable Communications, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statement Number 333-46736 of Comcast Cable Communications, Inc. on Form S-3 of our report dated February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001) appearing in the Annual Report on Form 10-K of Comcast Cable Communications, Inc. for the year ended December 31, 2001.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 28, 2002